Delaware The First State Page 1 6442917 8100 Authentication: 202696614 SR# 20174709819 Date: 06-12-17 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “SCE TRUST VI”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF JUNE, A.D. 2017, AT 5:52 O`CLOCK P.M. Exhibit 3.5